Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on August 21, 2009. The purposes of the meeting was to elect four (4) Directors. At the meeting, the following persons were elected by the shareholders to serve as Directors of the
Fund: Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson  and
David W. Niemiec.*  No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:


Prosposal; The election of four Directors:


                                % of  % of   Withheld % of   % of Shares
Term Expiring                 outst   Shares          outst  Present
2012                  For     anding  Voted           anding and
			      Shares		      Shares Voting
Ann Torre Bates	    3,977,857 69.24%  95.70% 178,858  3.11%  4.30%
Frank J. Crothers   3,918,111 68.20%  94.26% 238,064  4.15%  5.74%
Gregory E. Johnson  3,990,836 69.46%  96.01% 165,879  2.89%  3.99%
David W. Niemiec    3,911,558 68.08%  94.10% 245,157  4.27%  5.90%


*Harris J. Ashton, Edith E. Holiday, Charles B. Johnson, Frank A. Olson, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade.